Exhibit 99.2
Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$823,853	$760,886	$1,578,902	$1,426,572
Management fee revenue - administrative services	18,296	17,051	35,941	33,985
Administrative services reimbursement revenue	212,644	206,028	422,917	397,595
Service agreement revenue	5,304	6,473	11,736	12,987
Total operating revenue	1,060,097	990,438	2,049,496	1,871,139

Operating expenses
Cost of operations - policy issuance and renewal services	648,280	594,202	1,276,030	1,144,524
Cost of operations - administrative services	212,644	206,028	422,917	397,595
Total operating expenses	860,924	800,230	1,698,947	1,542,119
Operating income	199,173	190,208	350,549	329,020

Investment income
Net investment income	20,030	16,010	39,978	31,913
Net realized and unrealized investment gains (losses)	479	(1,795)	981	58
Net impairment losses recognized in earnings	(909)	(388)	(1,823)	(3,065)
Total investment income	19,600	13,827	39,136	28,906

Other income	1,974	3,292	5,808	6,703
Income before income taxes	220,747	207,327	395,493	364,629
Income tax expense	46,062	43,424	82,391	76,174
Net income	$174,685	$163,903	$313,102	$288,455

Net income per share
Class A common stock – basic	$3.75	$3.52	$6.72	$6.19
Class A common stock – diluted	$3.34	$3.13	$5.99	$5.52
Class B common stock – basic and diluted	$563	$528	$1,008	$929

Weighted average shares outstanding – Basic
Class A common stock	46,189,063	46,189,042	46,188,984	46,189,028
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,304,407	52,305,299	52,304,397	52,303,551
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.365	$1.275	$2.73	$2.55
Class B common stock	$204.75	$191.25	$409.50	$382.50

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $25,923 and $23,559, respectively)	$358,027	$298,397
Available-for-sale securities	59,162	44,604
Receivables from Erie Insurance Exchange and affiliates, net	769,148	707,060
Prepaid expenses and other current assets, net	71,133	83,902
Accrued investment income	11,998	11,069
Total current assets	1,269,468	1,145,032

Available-for-sale securities, net	1,048,584	991,726
Equity securities	68,095	85,891
Available-for-sale and equity securities lent	35,535	7,285
Fixed assets, net	519,834	513,494
Agent loans, net	85,027	80,597
Defined benefit pension plan	54,650	21,311
Other assets, net	47,021	43,278
Total assets	$3,128,214	$2,888,614

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$446,424	$408,309
Agent incentive compensation	70,101	75,458
Accounts payable and accrued liabilities	193,032	190,028
Dividends payable	63,569	63,569
Contract liability	46,213	42,761
Deferred executive compensation	7,181	14,874
Securities lending payable	35,159	7,513
Total current liabilities	861,679	802,512

Defined benefit pension plan	26,820	28,070
Contract liability	22,594	21,170
Deferred executive compensation	18,471	19,721
Deferred income taxes, net	476	6,418
Other long-term liabilities	13,629	23,465
Total liabilities	943,669	901,356

Shareholders’ equity	2,184,545	1,987,258
Total liabilities and shareholders’ equity	$3,128,214	$2,888,614
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